Exhibit 99.1

Dendreon Announces Exercise of Over-Allotment Option by Underwriters of Public Offering

SEATTLE, WA, December 12, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced that it has completed its offering of 10,000,000 shares of common stock, and that the underwriters have exercised in full their option to purchase 1,500,000 additional shares of common stock. The closing of the purchase of the optional shares took place simultaneously with the closing of the initial sale of 10,000,000 shares today, for a total of 11,500,000 shares of common stock sold in the offering by Dendreon at a public offering price of $4.50 per share. Net proceeds received by Dendreon were approximately $48 million.

Banc of America Securities LLC is the book-running manager for the offering. JMP Securities LLC and Lazard Capital Markets LLC are co-managers.

The offering is being made pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of the final prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained from Banc of America Securities LLC (by email at dg.prospectus_distribution@bofasecurities.com) or from Dendreon Corporation (Attn: Investor Relations, 3005 First Avenue, Seattle, WA 98121).

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon also has collaboration agreements relating to the development of potential product candidates with Genentech, Inc., Abgenix, Inc. and Dyax Corp.

Forward Looking Statements

This news release contains forward-looking statements. A number of risks and uncertainties could cause actual events to differ from Dendreon’s expectations indicated by these forward-looking statements. These risks are addressed in Dendreon’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q filed during the fiscal year ending December 31, 2005.

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Contact:

Monique Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500